Exhibit 6.2

DEBT FORGIVENESS AGREEMENT

This Debt Forgiveness Agreement (the “Agreement”) is entered into as of the 3rd day of March, 2023, by and between Code Green Apparel Corp., a Nevada corporation (the “Company”), and Carebourn Capital, L.P. (“Holder”).

RECITALS

WHEREAS, as of the date of this Agreement, the Company is indebted to Holder in a total amount equal $332,370.91 (amount at December 31, 2022) plus accrued interest on such amount since December 31, 2022 (in total, the “Debt”), the Debt being evidenced by the convertible promissory notes in favor of Holder set forth in Exhibit A attached hereto and made a part hereof; and

WHEREAS, in conjunction with a change-in-control transaction embodied in that certain control securities purchase agreement dated as of January 14, 2023 (the “Control Agreement”), between George J. Powell III, as seller, and Logan William Rice, as purchaser, Holder has agreed to forgive the Debt, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Acknowledgment of Recitals. The Company and Holder each acknowledge that the Recitals herein are true and correct statements of fact.

2. Debt Forgiveness. Holder hereby forgives the Debt.

3. The Company’s Agreement. In consideration of Holder’s agreement to forgive the Debt, the Company agrees that it shall devote its full efforts to the development of its proposed Bitcoin-mining-based business plan, once the Control Agreement shall have been consummated.

4. Effective Time. This Agreement shall become effective immediately upon the closing under the Control Agreement.

5. Representations.

A. Of the Company.

(1) Authorization. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

(2) No Violation. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

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B. Of Holder.

(1) Authorization. The execution and performance of this Agreement by Holder has been duly authorized by the governing body of Holder.

(2) No Violation. The performance by Holder of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Holder or any contractual obligation by which Holder may be bound.

6. Entire Agreement. This Agreement embodies the entire agreement between the Company and Holder and supersedes any prior agreements, whether written or oral, with respect to the subject matter thereof.

7. Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties to this Agreement and each of their respective successors and assigns.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which together shall constitute one instrument.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

THE COMPANY:	HOLDER:

CODE GREEN APPAREL CORP.	CAREBOURN CAPITAL, L.P.

By:	By:
Caren Currier	Chip Rice
CEO	Its Authorized Agent

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EXHIBIT A

Issue Date of Note	Principal Amount on Issue Date
September 23, 2016	$63,825.00
April 17, 2017	$135,575.00
December 18, 2017	$66,700.00
January 29, 2018	$92,000.00
April 26, 2018	$68,000.00
August 22, 2018	$170,200.00
October 9, 2018	$155,904.35

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